UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
BIMIZCI Fund LLC Warnke Investments LLC ZimCal Asset Management LLC Stephen Hodges Eric Kelly John Kiernan Timothy Shanahan
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BIMIZCI FUND LLC
BIMIZCI Fund LLC issued a press release on June 8, 2026.

ZimCal (BIMIZCI) Calls Out Medallion Financial’s Latest Attempt at Distracting From its Core Underperformance by Using MFIN’s Favored Tactic of Personal Attacks

  Medallion (NASDAQ: MFIN) Loans Are Deteriorating and It is Facing Serious Headwinds

  MFIN Has a History of Using False, Unsavory Attacks on Its Critics to Distract (referenced in the SEC Fraud Lawsuit) Including Accusing Them of Federal Crimes

  Medallion’s CEO, Andrew Murstein, Was a Co-Defendant in a Multi-Year SEC Fraud Lawsuit

  MFIN Ignored Warning Signs and the Data 10 Years Ago Which Has Led to $260 Million in Loan Write-Offs (through 1Q26)

  Medallion’s Board and Andrew Murstein Destroyed $363 Million In Market Capitalization From 12/4/13 (Peak) To 04/06/20 (Trough) With the Stock Dropping To $1.32 – revealing terrible business acumen

  BIMIZCI Urges Shareholders to Support BIMIZCI’s Well Qualified Nominees By Voting the BLUE Proxy Card FOR ONLY BIMIZCI’s Nominees https://restoretheshine.com/vote

  Both ISS and Glass Lewis supported 2 BIMIZCI Board Nominees and BIMIZCI’s Case for Change

MINNEAPOLIS--(BUSINESS WIRE)--ZimCal Asset Management through BIMIZCI Fund LLC provides a longer response to Medallion Financial’s inaccurate and misleading June 4, 2026 press release, which was transparently designed to manipulate stockholders and publicly sully ZimCal’s and its nominees’ reputations. We have already issued a Rebuttal Deck that comprehensively disproved recycled attacks from MFIN. Unlike MFIN we have relied on data and the actual written record. But the inflammatory and inaccurate comments are exactly what we expect from MFIN and its CEO, Andrew Murstein. Mr. Murstein is under a permanent injunction for securities fraud, paid a $1 million personal civil penalty, and stipulated, for purposes of Section 523 of the Bankruptcy Code, that the SEC’s allegations against him are true — yet the Board protected and promoted him.

Stockholders should note that BIMIZCI Fund LLC (“BIMIZCI”) — not ZimCal or Mr. Hodges — is the nominating stockholder, a distinction Medallion deliberately blurs. Despite this, Medallion elected to lead its press release with “Stephen Hodges and his affiliates” because its goals are clear. MFIN uses a sensational headline, makes its attack public and unnecessarily personal (Mr. Hodges is not a nominee), but avoids direct answers to obvious concerns. MFIN is using an uncreative strategy that undermines its own credibility with the institutional investors it needs.

MFIN’s accusations and half-truths are designed to overwhelm the reader. We will focus on just a few of the most egregious claims from its June 4, 2026 release and we urge stockholders to read BIMIZCI’s May 28, 2026 Rebuttal Deck for a more comprehensive response.

  Medallion Claim: This is the third proxy campaign Mr. Hodges has launched in three years… In February 2024, Mr. Hodges threatened that if the Company did not agree to a settlement with him, including two variations on a debt buyout, he would run a proxy contest in 2024 and “every year thereafter if unsuccessful.”

  BIMIZCI Response: This is the most repetitive, and easily disprovable, lie MFIN has manufactured. In 2024, they accused BIMIZCI of attempting to “gouge” the Company. You can read the source letter to MFIN here that clearly shows we did not. In February 2024, we responded to months of clumsy attempts by MFIN to give them a “monetization” proposal. In our response, the only thing we “demanded” was improvements in governance, management, disclosures and strategy. Our proposal was just that — a proposal. Solicited more than four times by Andrew Murstein. We would have gladly negotiated a compromise, for example, no board representation and an investment lock-up if MFIN agreed to only governance improvements. MFIN’s characterization of our proposal as a “demand” is comprehensively disproved in the Cease & Desist letter sent to MFIN on May 15, 2024. Moreover, MFIN fails to understand that the typical exit for any investor, debt or equity, is to a third party — not the issuer of the securities. MFIN seems to believe that it is BIMIZCI’s only exit option. As we have said repeatedly, if MFIN improved its business, its securities would be more valuable to third parties, which would allow both stockholders and creditors to exit at a larger profit. This is why we are running a proxy contest.

  We did not run three proxy contests. In 2025, we simply submitted a nomination notice. We did not file a proxy statement; we did not solicit votes. Instead we informed Andrew Murstein that our withdrawal was specifically driven by a desire NOT to hurt stakeholders. From an April 22, 2025 email to MFIN’s lawyers:

  “[ZimCal] is considering postponing its proxy contest. This stems from ZimCal’s view that... a highly public proxy contest highlighting Medallion’s weaknesses and areas for improvement could result in a valuation drop that will help neither Medallion or our [ZimCal’s] investment...   ZimCal has no interest in nor will it discuss or entertain any kind of pay off or buyout of its positions” (emphasis added).
  Medallion Claim: In late 2023, [Medallion] discussed offering to purchase Mr. Hodges’ trust preferred securities at a fair price. He rejected it and demanded a premium that would have transferred millions of dollars of value from common shareholders to him personally. When the Company declined, he chose to go public. That is not constructive engagement, but an attempt to create leverage. In his subsequent interactions with us, he… demanded that the Company... acquire his debt.

  BIMIZCI Response: This paragraph contains so many verifiably false inaccuracies it left us speechless. It provides no documentation or proof. We have provided both in describing all our MFIN interactions. We did not “reject” an offer from MFIN.  We never received a formal offer from MFIN. As answered above, we did not “demand” any payoff. We did not go “public” because the “Company declined”. We never, not once, subsequently demanded MFIN acquire our debt and specifically directed MFIN to stop debt payoff discussions, particularly in connection with business and governance improvements. View emails we sent MFIN HERE. In fact on at least 31 documented occasions (emails, letters, calls, legal communication, shareholder letters and press releases) we have expressed our desire to stay invested.
  Medallion Claim: [Mr. Hodges] is primarily a debt holder, not an equity investor. Mr. Hodges’ primary position in Medallion consists of illiquid trust preferred securities purchased at a steep discount in 2021. These are subordinated debt instruments that do not participate in equity upside, and currently pay him 6%, well below market for a security like this. While Medallion’s shareholders have earned a 452% total return since the Company’s transformation began, Mr. Hodges’ debt position has remained static.

  BIMIZCI Response: This claim is self-defeating. As stated below, our cash investment is 42% stock/58% preferred securities. On our preferred securities, we receive 6% interest on $15 million par value, or $900,000 per year. Against our $6.7 million cost basis — the 'steep discount' Medallion references — that is a 13.4% cash yield. We have collected $4.4 million in interest to date, and the position is currently worth $11–$13 million using Medallion's own peer discount rates and standard valuation methods, yielding a paper profit of $8.7–$10.7 million and a MOIC of 2.3x–2.6x. This is an exceptional return for any investment – equity or debt. Medallion argues our debt has 'remained static.' MFIN seems to understand that its stock appreciates when it performs better but it does not seem to understand that its preferred securities also appreciate at the same time. If Medallion instead means its preferred securities held by BIMIZCI should be worth far less than the $11-$13 million market range, it is contradicting its own narrative of value creation.

  Medallion's 452% return measures from January 31, 2017 — not a chosen strategic pivot date but the point right after its taxi-medallion portfolio began collapsing (21% of medallion loans non-performing at 4Q16). As of January 31, 2017, market capitalization had fallen to $54.1 million from $232 million two years earlier. Starting the clock at the bottom of a forced restructuring produces a large percentage gain — it does not demonstrate good leadership. MFIN also deceptively tries to compare a nine year period (Jan 2017 – Feb 2026) with BIMIZCI’s five year investment period (Feb 2021 – Feb 2026).
  Medallion Claim: Mr. Hodges is buying up shares to acquire votes and is falsely portraying himself as aligned with other investors.

  BIMIZCI Response: We have $11.7 million in cash invested (42% equity/58% preferred securities) and are one of the largest stockholders and creditors in MFIN. We have been invested for over 5 years. We have given MFIN two white papers (totaling 35,000 words) outlining ways to improve, we have offered to invest more in MFIN, offered to lock up our investment, and offered to introduce domain experts to MFIN’s leadership. Unless “other investors” are hoping their investment decreases in value, we find it incomprehensible that MFIN continues to make this claim.
  Medallion Statement: Who is Stephen Hodges, the founder of a credit fund with no disclosed AUM, no listed employees, and no disclosed physical office?

  BIMIZCI Response: We understand MFIN’s objective here. We also like our privacy. More to the point: what does it have to do with the governance, compensation, declining profitability, accounting irregularities, and asset-quality concerns we have raised? Medallion has avoided answering those questions.
  Medallion’s Prior Efforts to Undermine Critics (documented in the SEC amended complaint dated April 26, 2022). Note that after attacking its critics, MFIN subsequently charged off 40% of its taxi medallion loans or $260 million (through 1Q26). The following are Andrew Murstein approved attack articles mostly directed at MFIN’s critics, with strong similarities in tone with what MFIN recently aimed at ZimCal and Mr. Hodges:

  “On August 5, 2016, Murstein instructed the Contractor to accuse two individuals who had criticized Medallion Financial on Seeking Alpha of being ‘security law violators.’”

  “On May 5, 2016, [Murstein’s Co-Defendant] published an article on Blogger News Network, under the alias ‘Clark Reilly,’ in which he suggested that Seeking Alpha had been bribed to publish articles that were ‘bearish on the tax medallion financial industry.’”

  “Is Shady Short Seller Gordon Gossage an Anti-Semite?” – Published by Murstein Co-Defendant on March 2, 2015 – Mr. Gossage had challenged Murstein’s business, not his beliefs.

  “Lyft Paying for Shady Short Seller Report” – Published by Murstein Co-Defendant on January 16, 2015 – attacking a critic of the taxi medallion industry.

  “Recent media and short-selling reports have blown Uber’s threat to entire Taxi Medallion Financial Industry out of proportion. Ride-share supply will not impact medallion drivers nearly enough to cause defaults” – Published by Murstein Co-Defendant on January 5, 2015. MFIN Subsequently charged off $260 million and 5 credit unions with ~$2.5 billion failed due to taxi medallions.

  “[Taxi Medallion] [i]ndustry shows growth across all lending verticals, with increased net margins, zero losses in taxi medallion loans, and plenty of cash to pay its dividend…They [MFIN critics] simply do not understand speciality [sic] lending” – Published by Murstein Co-Defendant February 17, 2015.

  BIMIZCI Response: MFIN management is entitled to defend its business. The answer to criticism, though, is performance and data, not personal and defamatory attacks. The critics Medallion targeted turned out to be right — about the medallion industry's deterioration and about Uber and Lyft — while Medallion responded with denial rather than risk mitigation.

Stockholders of record as of April 13, 2026 are urged to vote the BLUE proxy card before the annual meeting on June 9, 2026. Voting instructions are at https://restoretheshine.com/vote. Even if you have already voted with the white card, you can change your vote today by voting the BLUE card.

Important Information

BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, “BIMIZCI”) have nominated individuals as nominees to the board of directors of Medallion Financial Corp. (the “Company”) and intend to solicit votes for the election of those individuals, Eric Kelly, John Kiernan, and Timothy Shanahan as members of the Company’s board of directors (the “Nominees”). BIMIZCI will send a definitive proxy statement, proxy card and related proxy materials to stockholders of the Company seeking their support of the Nominees at the Company’s 2026 annual meeting of stockholders. Stockholders are urged to read the definitive proxy statement and proxy card because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and proxy card and other documents filed by BIMIZCI with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. Stockholders may also direct a request to Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.
Participants in Solicitation

The following persons are participants in the solicitation by BIMIZCI: BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, Stephen Hodges, Eric Kelly, John Kiernan, and Timothy Shanahan. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. BIMIZCI filed a definitive proxy statement under cover of Schedule 14A on May 8, 2026 (the “Definitive Proxy Statement”). Information regarding the participants and their interests is contained in the Definitive Proxy Statement.

Contacts
Media contact: nicole@nh-consult.com